Exhibit 99

AGREEMENT

This Employment Agreement (“Agreement”) dated as of August 1, 2004, is entered into by and between Howard Montgomery, Jr. (“Executive”) and Pelican National Bank, N.A. (the “Bank”).

The Bank’s Board of Directors (the “Board”), has determined that it is in the best interests of the Bank to assure that the Bank will have the dedication of Executive so as to ensure the successful management of the Bank, and to provide Executive with appropriate compensation and benefits.

In consideration of the mutual covenants and the mutual benefits provided in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Bank offers and Executive accepts employment with the Bank on the following terms and conditions:

1.0.                            Term of Employment.

1.1.                              The term of Executive’s employment under this Agreement shall commence on August 1, 2004, the “Effective Date,” and shall continue for a one-year period, unless terminated earlier pursuant to the terms of this Agreement (“Employment Period”).  This Agreement shall otherwise be automatically renewed at the end of each 12 month period for successive one year Employment Periods unless the Bank or Executive provide the other party with advance notice of at least 60 days of that party’s intent not to renew the Agreement.

2.0                               Duties and Functions.

2.1.                              Executive shall be employed as the President of the Bank and, if elected, shall serve on the Bank’s Board.  Executive shall report directly to the Bank’s Board, and he shall have the powers, authority and support services necessary and appropriate for his position.  Executive agrees to undertake the duties and responsibilities inherent in the positions of President and Director as set forth in the Bank’s by-laws, and any different or additional duties as may, from time to time, be assigned by the Bank’s Board.  Executive agrees to abide by the Bank’s rules, regulations, instructions, personnel practices and policies, and any changes that may be adopted from time to time.

2.2.                              During the Employment Period, Executive may engage in non-competitive charitable activities and serve on professional and civic boards for reasonable periods of time each month so long as such activities, in the sole discretion of the Bank’s Board, do not interfere with Executive’s responsibilities under this Agreement.  The Bank’s parent, Pelican Financial, Inc. (“PFI”), agrees to vote all of its shares of common stock of the Bank in favor of the election of the Executive to the Bank’s Board.

3.0                               Compensation.

3.1.                              Base Salary.  As compensation for his services under this Agreement, the Bank agrees to pay Executive an annual base salary at the rate of $165,000, payable in accordance with the Bank’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon.  Executive’s salary shall be subject to annual review by the Bank’s Board for possible upward adjustment based on the Bank’s policies and the contributions made by Executive to the Bank’s financial success.  The Bank may withhold from Executive any amounts payable under this Agreement such federal, state or local taxes that are required to be withheld pursuant to applicable laws or regulations.

3.2.                              Additional Compensation and Fringe Benefits.  In addition to his base salary during the Employment Period, Executive shall be entitled to participate in all benefit plans made available to the Bank’s senior management personnel, including pension, profit sharing and other similar incentive, compensation or deferred compensation plans, personal leave, paid holidays, sick leave, disability, dental, vision, group sickness, accident or health insurance programs of the Bank that may be in effect from time to time, or in any other or additional programs that may be established by the Bank, as determined by the Bank in its sole discretion.

3.3.                              Bonus.  Executive shall be eligible to receive a quarterly cash bonus award based on the Bank’s meeting certain pre-determined goals as set forth in this Agreement of $11,250 per quarter (payable within 45 days after the end of each quarter).  It is the agreement of the Bank’s Board and the Executive to achieve the following goals on a quarterly basis so as to improve the franchise value of the Bank, including, at a minimum: (a) loan growth of not less than $2 million dollars per quarter over the amount of loans as reflected on the books and records of the Bank as of the end of the prior quarter (the amount of loan growth shall not be reduced by the sale or collection of classified assets), (b) new account growth equal to not less than 4.5% over the number of account holders doing business with the Bank over the number of present account holders as of the end of the prior quarter, and (c) during each quarter through the end of the Bank’s fiscal year, which ends on December 31, 2004, the Bank shall decrease its classified assets (substandard, doubtful and loss) and maintain thereafter classified assets equal to no more than 20% of the Bank’s capital as of the end of the Bank’s 2004 fiscal year.  The Executive shall have deemed to have satisfied this requirement to receive a bonus under this paragraph 3.3 so long as the amount of classified assets, presently totaling $7.43 million dollars, is reduced to less than 30% during the quarter ended September 30, 2004, and to no more than 20% during the quarter ended December 31, 2004.  Additionally, this target shall be met in each subsequent quarter the Executive is employed by the Bank.

In order for the Executive to receive the bonus as required to be paid under this Section 3.3, each of the goals set forth in Section 3.3 (a), (b) and (c), for the respective periods are required to be met.

3.4.                              Additional Bonus.  If at any time during the term of this Agreement the Bank is sold, the Executive shall be entitled to receive a bonus equal to $200,000, upon the closing of the Bank’s sale, should the Bank sell for 1.75 times the Bank’s book value on the closing date of such sale.  Furthermore, if the Bank is sold for a price greater than 1.75 times the Bank’s book value on the closing date of such sale, the bonus required to be paid by this section 3.4 shall be increased to $400,000.  The bonus required to be paid, if any, pursuant to this paragraph 3.4 shall be paid at the closing of the Bank’s sale.  For these purposes, the Bank’s sale shall be deemed to be the sale of the Bank or 100% of the Bank’s issued and outstanding capital stock, and/or the sale of 100% of the issued and outstanding capital stock of the Bank’s parent, PFI, and/or substantially all of the assets and liabilities of the Bank or PFI.

3.5.                              Business Expenses.  In addition to the compensation provided for above, the Bank agrees to pay or to reimburse Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, business or entertainment expenses incurred in the performance of his duties under this Agreement in accordance with the Bank’s policies in effect from time to time.  Executive shall submit vouchers and receipts to the Bank for all expenses for which reimbursement is sought.

3.6                                 Temporary Housing.  The Bank will reimburse the Executive for temporary housing during the first year of employment up to a maximum of $12,500, payable monthly, for renting a furnished two bedroom apartment in Naples, Florida.

3.7                                 Relocation Expenses.  The Bank will reimburse the Executive for up to $2,400 for travel between Arizona and Florida.  The Bank will reimburse the Executive for moving expenses.  In addition, the Bank will provide the Executive with a monthly car rental allowance of up to $500 plus gasoline and maintenance expenses.

3.8                                 Stock Options.  The Bank will grant to the Executive options to purchase 50,000 shares of the common stock of PFI pursuant to the PFI Stock Option and Incentive Plan at a price of 100% of the fair market value of the PFI common stock as of the date of the grant, but in no event less than $5.00 per share.

4.0.                            Confidential Information.

4.1.                              Executive acknowledges and agrees that due to the nature of his employment and other fiduciary relationships, and the positions of trust that he will hold as an officer and director, he will have special access to, learn, be provided with, and in some cases, will prepare and create for the Bank, trade secrets, know-how and other confidential and proprietary information relating to its business operations and its customers, including, (a) information relating to technology and research activities; (b) the identity of suppliers and contractors and the terms of the relationships with business partners, including price information; (c) the identity of customers and customer contacts and terms of the relationships with the customers and potential customers; (d) procedures, methods, standards, specifications, concepts, policies, tools, and techniques of or relating to the Bank’s operations; (e) manuals, including without limitations, training, strategy, and policy and procedure manuals; (f) business opportunities, business plans, marketing information and business strategies; and (g) earnings and other financial data of the Bank (collectively referred to as “Confidential Information”).

4.2.                              Executive acknowledges and agrees that such Confidential Information is the exclusive property of the Bank, that it has been and will continue to be of central importance to its business, and that the disclosure of it to, or use by, others will cause the Bank substantial and irreparable harm.  Accordingly, Executive shall not, either during his employment or other fiduciary relationship, or at any time after the termination of his employment or other fiduciary relationship, for any reason, use, reproduce or disclose any such Confidential Information, except as may be necessary in discharging his assigned duties as an employee, director or officer of the Bank.  In addition, Executive agrees to hold Confidential Information in strict confidence and to use all reasonable precautions to assure that it is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after Executive’s employment or other fiduciary relationship with the Bank.

5.0.                            Restrictions on Competition.

5.1.                              In addition to other business activities, the Bank is engaged in the commercial banking business, including commercial lending, deposits and money management, in the counties in the state of Florida where the Bank has an office.  Among other duties, Executive shall be responsible for developing business opportunities and developing, maintaining, and enhancing the Bank’s good-will and business relationships with customers, all for the benefit of the Bank; and Executive acknowledges that due to the nature of his employment and status, he will have special access to, and contact with Confidential Information relating to the Bank’s business operations and that of the Bank’s customers and prospective customers.  Executive also acknowledges that the Bank has incurred considerable expense and will invest considerable time and resources in developing and maintaining its Confidential Information, and its relationships with customers, and that such information and relationships are critical to the success of the Bank’s businesses.  In addition, any attempt on the part of Executive to induce others to leave the Bank’s employ, or any efforts by Executive to interfere with the Bank’s relationships with other employees, also would be harmful and damaging to the Bank’s businesses.

5.2.                              Accordingly, Executive agrees that, while he is an employee of the Bank or a member of the Board, and for a one-year period after the termination of his employment for any reason other than a sale of the Bank as defined in Section 3.4, he shall not, either on his own behalf or on behalf of any third party, except on behalf of the Bank, directly or indirectly:

(a)                                  solicit, encourage or induce any employee of the Bank to terminate his or her employment, or otherwise interfere with or disrupt the Bank’s relationships with its employees; or

(b)                                 solicit, encourage, or induce any customer, business partner, or contractor of the Bank to purchase from, or otherwise contract with, another person or entity for the types of products or services that are offered by the Bank, or otherwise solicit, encourage, or induce any such customer, business partner, or contractor to terminate or adversely modify any business relationship with the Bank or not to proceed with, or enter into, any business relationship with the Bank.

5.3.                              If any restriction set forth in this Section 5.0 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

5.4.                              The restrictions contained in this Section 5.0 are necessary for the protection of the Confidential Information and goodwill of the Bank and are considered by Executive to be reasonable for such purposes.  Executive agrees that any material breach of this Section 5.0 will cause the Bank substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies that may be available, the Bank shall have the right to seek and obtain specific performance and injunctive relief.

6.0.                            Return of Property.

6.1.                              All correspondence, records, documents, software, promotional materials, and any other Bank property including Confidential Information, which come into Executive’s possession by, through or in the course of his employment or other fiduciary relationship, regardless of the source and whether or not created by Executive, are the sole and exclusive property of the Bank.  Immediately upon the termination of Executive’s employment or fiduciary relationship, including Executive’s resignation, Executive shall return to the Bank all such property.  Executive acknowledges and agrees that the Bank may withhold any sums otherwise due to Executive upon termination until Executive has satisfied all of his obligations under this Section.

7.0.                            Termination of Employment.

7.1.                              If the Bank terminates the employment relationship “for cause,” the Bank shall provide Executive with his (a) base salary through the date of termination, (b) accrued vacation, and (c) reimbursable business expenses.  Executive shall not be entitled to any further compensation, remuneration or benefits from the Bank whatsoever.  The Bank may immediately terminate the employment relationship “for cause” without providing any advance written notice or pay in lieu of notice to the extent that the reasons for termination are not curable as set forth in Section 7.2 below.

7.2.                              As used in this Agreement, “cause” for termination means the occurrence of any one or more of the following: (a) conviction of a felony; (b) evidence of embezzlement, fraud, or theft; (c) breach of a fiduciary duty or other acts materially adverse to the Bank; or (d) material violation any of the covenants set forth in this Agreement.  Notwithstanding the foregoing, if the Bank intends to terminate Executive’s employment for cause, the Bank will provide Executive with written notice setting forth the exact nature of the violation(s) and/or deficiencies and the conduct required to cure the violation(s) and/or deficiencies to the extent they are of they type that are curable as determined by the Bank it its sole discretion.  Executive will have 30 days from the date of such notice within which to cure any such violation(s) and/or deficiencies and shall have the right to appear before the Board with the counsel of his own choosing to present his case and respond to specific allegations.

7.3.                              In the event Executive becomes permanently disabled during employment with the Bank, the Bank may terminate Executive’s employment by giving 30 days notice to

Executive of its intent to terminate, and unless Executive resumes performance of the duties set forth in Section 2.0 within ten business days of the date of the notice and continues performance for the remainder of the notice period, Executive’s employment shall terminate at the end of the 30 day period.  In the event that Executive’s employment is terminated as provided for in this Section 7.3, Executive will be entitled to receive his (a) base salary for the remainder of the current Employment Period, (b) accrued vacation, (3) reimbursable business expenses, (4) any annual bonus that he would have otherwise received on a prorated basis, and (5) costs for COBRA coverage; provided, however, that Executive’s remaining base salary compensation shall be reduced by the amount of any short or long term disability payments received by Executive pursuant to any Bank disability plan.

7.4.                              “Permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to substantially perform Executive’s material duties for 180 days during any 12-month period irrespective of whether such days are consecutive.  Executive agrees to submit to a medical examination by a medical provider of the Bank’s choosing in order to determine whether Executive is disabled pursuant to the terms of this Agreement.  If the Bank’s and Executive’s medical providers disagree regarding Executive’s diagnosis or prognosis, such medical providers shall jointly appoint an independent third-party medical provider whose determination shall be final and binding.

7.5.                              Executive’s employment will terminate immediately upon Executive’s death and the Bank shall pay Executive’s estate his (a) base salary for the remainder of the current one-year Employment Period, (b) accrued vacation, (c) reimbursable expenses, and (4) any annual bonus provided for under Section 3.3 that he would have otherwise earned as of the end of the quarter of the Executive’s death, all in a single lump sum amount.

7.6                                 Compliance with Law and Regulation.  Executive and the Bank expressly acknowledge and agree that any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

7.7                                 Suspension and Removal Orders.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Action (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

7.8                                 Termination by Default.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

7.9                                 Supervisory Assistance or Merger.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:  (i) by the Director of the Office of the Comptroller of the Currency (the “Director”) or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

8.0.                            Severance.

8.1.                              Executive will be entitled to the severance payments described in this Section 8.0 upon the termination of his employment pursuant to this Agreement by the Bank under circumstances that constitute a termination “without cause”.  However, any such severance payments will cease, and Executive will be obligated to return the value of any severance payments previously received if Executive breaches any duty or obligation under Sections 4.0 or 5.0 above.  Prior to receiving any severance payment under this Agreement, Executive shall execute a general release of all claims in favor of the Bank in a form that is acceptable to them.

8.2. In general, if Executive’s employment is terminated “without cause”, Executive will receive an amount equal to the sum of (a) his base salary for the remainder of the current one year Employment Period (b) accrued vacation, (c) reimbursable business expenses, (d) the bonus to which he would have been entitled provided for under Section 3.3, through the end of the quarter in which the Executive is terminated “without cause”, and (e) the bonus, if any, provided under Section 3.4 if a sale of the Bank is pending during the quarter in which the Executive’s is terminated “without cause” to a specified acquiror, who actually closes on the purchase of the Bank.

9.0                               Change in Ownership or Control of the Bank.

9.1                                 In the event that there is a “change in ownership or control” of PFI or the Bank or a substantial portion of the Bank’s assets, the Executive shall have the right to terminate his employment with the Bank upon five days written notice (“Notice of Termination”) to the Bank Board, such notice to be delivered to the Bank Board within 30 days of the date upon which such “change in ownership or control” is deemed to have occurred (“Date of Termination”).  For purposes of this Agreement, a “change in ownership or control” has the same meaning as in Section 280(b)(2)(A)(I) and (II) of the Internal Revenue Code as now in effect or hereafter amended.

9.2                                 If the Executive exercises his right under Section 9.1, the Executive shall be entitled to the following compensation:

(a)                                  The Bank shall pay to the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal $165,000.  Such payment shall be made in a lump sum within ten (10) days of the Date of Termination unless the Executive makes an election within ten (10) days of the Notice of Termination following a Change in Control or a determination by the Board that a Change in Control had occurred, that such payments shall be made in equal monthly installments during the 12 months following the Date of Termination.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.  Notwithstanding anything in this Agreement to the contrary, if Executive is entitled to any payments under this Section 9.2, the Executive shall not be entitled to any payments under Section 8.2 (a), (b), (c), and (d) hereof.

10.0.                     Survival of Executive’s Obligations.

10.1.                        Executive’s obligations under this Agreement shall continue and survive the termination of Executive’s employment or the termination or non-renewal of this Agreement for any reason.  Except as provided for above, Executive’s obligations under this Agreement also shall survive any breach of this Agreement or any other obligation by the Bank, and the Bank’s breach shall not in any way alter or relieve Executive’s obligations.

11.0.                     Publicity.

11.1.                        Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them.  Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive and the Bank jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any third parties; provided, however, that nothing in this Agreement shall prohibit either party from making truthful disclosures as may be required by lawful process.

12.0.                     Arbitration.

12.1.                        In order to efficiently and justly resolve any employment related disputes that may arise between them, the parties agree that any controversy, claim or dispute arising out of or relating to the enforcement of this Agreement shall be resolved by arbitration pursuant to the American Arbitration Association’s rules for the Resolution of Employment Disputes.  The AAA rules notwithstanding, the Bank shall pay the cost of the arbitration including the arbitrator’s fees.  This agreement to arbitrate does not alter the parties’ substantive rights.  Rather, it simply limits the forum where such rights may be enforced.  The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, intellectual property, and customer relationships belonging to the Bank to which Executive has or will be given access, and the likelihood of significant harm that the Bank would suffer in the event that such information was utilized or disclosed in violation of this Agreement, this agreement to arbitrate shall not extend to claims or actions seeking injunctive relief to prevent Executive from violating the obligations established in Sections 4.0 and 5.0 above.

13.0.                     Indemnification.

13.1.                        The Bank shall indemnify and hold Executive harmless for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Bank and within the scope of the authority of Executive pursuant to this Agreement and under the Bank’s respective rules and policies, including judgments, costs, reasonable settlements, and attorneys’ fees, except that Executive must have in good faith objectively believed that such action was in the Bank’s best interests and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, or breach of a fiduciary duty.  The Bank shall provide Executive with coverage under the applicable officers’ and directors’ liability insurance policy.  In addition, in the event that Executive becomes a party to any action for which the Bank is required to provide insurance coverage or indemnification under this Agreement, the Bank will, to the fullest extent permitted by law, advance all expenses, including costs, reasonable settlements, and attorneys’ fees incurred by Executive in connection with the investigation, defense, settlement or appeal of any action.  Executive agrees to reimburse the Bank for any amounts paid to Executive in the event that it is determined that Executive was not entitled to indemnification.

14.0.                     Binding Agreement.

14.1.                        This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.  In the event the Bank is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the surviving entity shall be bound by the provisions of this Agreement.  The parties understand that the obligations of Executive are personal and may not be assigned by him.

15.0.                     Entire Agreement.

15.1.                        This Agreement contains the entire understanding of Executive and the Bank with respect to the Bank’s employment of Executive and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.  By entering into this Agreement, Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into it.

16.0.                     Severability.

16.1.                        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.0.                     Governing Law and Submission to Jurisdiction.

17.1.                        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to its principles of conflicts of law.  Executive expressly consents to the jurisdiction of the Florida State and federal courts and acknowledges that venue is proper in any judicial district within the State of Florida for claims that are not subject to arbitration, to determine whether a claim should be deferred to arbitration, or to enforce an arbitration award.  For the purposes of expediting the resolution of any claim or dispute, the parties waive a trial by jury.

18.0.                     Notices.

18.1.                        Any notice provided for in this Agreement shall be provided in writing.  Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the third (3rd) business day after mailing, if mailed by first class mail, postage prepaid.  Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

If to Pelican National Bank, N.A.:

Pelican National Bank, N.A.

801 Anchor Road

Naples, Florida 34103

Fax: 941-430-6802

Both with copies to:

Pelican Financial, Inc.

3767 Ranchero Drive

Ann Arbor, MI  48108

Fax: (734) 662-9517

Edward L. Lublin, Esquire

Blank Rome LLP

600 New Hampshire Ave., N.W.

Washington, D.C. 20037

Fax: 202-944-3068

If to Executive:

Howard Montgomery, Jr.

801 Anchor Road

Naples, Florida 34103

19.0.                     Miscellaneous.

19.1.                        Any payments made to Executive pursuant to this Agreement are subject to and conditioned upon the compliance with Section 18(k) of the Federal Deposit Insurance Act, as amended, any regulations promulgated thereunder, or any other applicable statute or regulation.

19.2                           No delay or omission by the Bank in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Bank on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.3.                        The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

19.4.                        The Bank and Executive participated jointly in the negotiation and preparation of this Agreement, and each has had the opportunity to obtain the advice of legal counsel of its/his own choosing and to review, comment upon, and redraft this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against either the Bank or Executive or in favor of either of them.  This Agreement shall be construed as if the Bank and Executive jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any either of them or in favor of either of them.

Each of the parties to this Agreement has caused this Agreement to be duly executed and delivered, by its authorized officers or individually, as of the 1st day of August, 2004.

PELICAN NATIONAL BANK, N.A.

By: Charles C. Huffman

EXECUTIVE

Howard Montgomery, Jr.